Exhibit 10.29


                               SUBLEASE AGREEMENT

This sublease is between e-dn.com, Inc. ("Tenant") and Smart Chip Technologies, LLC ("Subtenant").

Pursuant to said sublease agreement, Subtenant hereby agrees to initially sublease from Tenant number (2) interior offices and number (4) cubicles (collectively, the "Work Spaces") at 26800 Laguna Hills Drive, Suite 100, Aliso Viejo, CA 92656 commencing September 4, 2001, on a month-to-month basis.

Subtenant agrees to abide by all terms and conditions of original lease entered into by Tenant and Aliso Viejo Town Center Corporate Park LLC (Landlord) dated July 1, 2000. The original lease agreement and all terms and conditions thereof is hereby incorporated by reference into this sublease agreement.

Subtenant agrees to pay Tenant monthly rent in the amount of $1,000 per office per month, and $700 per cubicle per month, payable on the first of each month for that month. Subtenant agrees to pay Tenant first and last month rent due upon the signing of this sublease agreement. Subtenant will be in default of this sublease if rent is not paid by the 5th of the month, and Tenant shall have the right to terminate this sublease at any time thereafter. The monthly rent shall include use of desks, telephones, telephone service and reception service included in the Work Spaces on and general office facilities, each on an as is basis. Subtenant agrees to pay for all expenses not common to the facility, including but not limited to: long distance telephone usage, office supplies and food and beverages. Tenant may bill Subtenant for any such items billed to Tenant by third party services providers, and Subtenant agrees to pay Tenant for such items within fifteen (15) days of date billed. Subtenant may also request other services from Tenant, including but not limited to additional services of Tenant employees, which Tenant will accommodate subject to employee workloads and availability. Tenant employee time will be invoiced to Subtenant at reasonable rates to be agreed to in advance.

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Subtenant and Tenant each agree to not solicit, harass, or interfere with, the employees of the other, and to cohabitate in the facility in a professional manner.

Subtenant is responsible for any damages to the premises, and lost, damages or stolen equipment or goods that occur as a result of actions by Subtenant and its employees or other guests or representatives. Subtenant agrees to reimburse Tenant immediately upon presentation for any costs paid by Tenant to correct such damages. Subtenant, at its own expense, agrees to carry general property and liability insurance with limits of at least $2 million, and to name Tenant and Landlord as additional insureds under said policy(ies).

Either party may terminate this agreement with 30 days written notice, or immediately upon incurred breach of any of the terms herein.


For Tenant:

/s/ Dean Trojan                                  9-6-01
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Signature and Print Name                         Date


/s/ Jim Williams                                 9/6/01
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Signature and Print Name                         Date
Jim Williams